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[AMKOR LOGO]                                                   News Release


                    AMKOR REPORTS FIRST QUARTER 2001 RESULTS

Chandler, AZ. - April 26, 2001 -- Amkor Technology, Inc. announced results for the first quarter ended March 31, 2001. Total revenue was $481 million, compared with $555 million in the first quarter of 2000. Assembly & test revenue was $439 million, down 6% from $469 million in Q1 of 2000, and down 17% from $529 million in the fourth quarter of 2000. First quarter wafer fab revenue was $41 million compared with $86 million in the Q1 of 2000 and $108 million in the fourth quarter of 2000.

Excluding amortization of goodwill, acquired intangibles, and a one-time, non-cash amortization of debt issuance costs, Amkor reported a first quarter net loss of $31 million, or ($0.21) per share, compared to a profit of $47 million, or $0.34 per share, in Q1 of 2000. Including amortization of goodwill and acquired intangibles, the first quarter 2001 net loss was $69 million, or ($0.45) per share, compared with a profit of $37 million, or $0.27 per share, for Q1 of 2000.

There were 152 million weighted average shares outstanding on a fully diluted basis for the first quarter of 2001 compared with 139 million in the year-ago period.

"We view the current downturn as an opportunity to strengthen our competitive advantages and enhance our leadership position," said James Kim, Amkor's Chairman and Chief Executive Officer. "Over the past several months, the industries we serve have experienced an unprecedented downturn. As a result of overbuilding in the technology infrastructure, many of our customers have witnessed an abrupt decline in demand and a corresponding build-up of inventory. This has adversely affected our business activity. However, we believe there are reasonable prospects for Amkor to achieve solid growth in the second half of the year and in 2002."

"Based on our current read of customer forecasts, we presently expect that second quarter revenues will be sequentially lower; perhaps 15% or 20%," said John Boruch, Amkor's President. "However, we think April could be the low month for the quarter, and that sales will strengthen gradually through June and more sharply into the second half.

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"There are several reasons why we believe Q2 will be a bottom quarter for
Amkor," continued Mr. Boruch. "First, there are signs of strengthening demand for PCs and related peripherals. Second, there are indications from several of our European customers that pockets of inventory in the wireless market are being worked off. Third, ongoing investment in next generation applications will obsolete some portion of existing inventories in the channel. Fourth, we typically experience strong seasonal demand in the third quarter. Finally, we are moving ahead with several key programs that call for production ramps in the third and fourth quarters."

First quarter gross margin was 17.0%, compared with 26.9% in the fourth quarter of 2000 and 20.7% in Q1 2000, primarily due to lower revenue and the high degree of operating leverage inherent in Amkor's business.

Overall assembly capacity utilization was approximately 57% in the first quarter, compared with 80% in the first quarter of 2000 and 75% in the fourth quarter of 2000. Assembly unit shipments declined 12% from Q1 2000 and 20% sequentially. Average selling prices declined approximately 4% during the first quarter.

Depreciation and amortization expenses were $110 million compared with $55 million in the first quarter of 2000.

First quarter EBITDA was $103 million compared to $115 million in Q1 `00. We have calculated EBITDA as earnings before income taxes; equity in income (loss) of affiliates; foreign currency gain or loss; interest expense, net; depreciation and amortization. EBITDA is a common measure used by investors to evaluate a company's ability to service debt. EBITDA is not defined by generally accepted accounting principles.

"Due to the sharp deceleration in customer demand during Q1, we are taking additional steps to reduce operating costs in line with lower-than-expected revenue levels and asset utilization rates," said Ken Joyce, Amkor's Chief Financial Officer. "Combined with actions we initiated in the first quarter, we are implementing a 10% reduction in our worldwide workforce, as well as targeted reductions in corporate and manufacturing overhead."

"We have a strong cash position," noted Mr. Joyce. "At March 31, Amkor had $208 million in cash and equivalents, in addition to our $200 million revolving credit facility."

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BUSINESS HIGHLIGHTS

- Our System-in-Package business is developing as planned. Our power amplifier program looks like a winner, and is being adopted by several wireless communications OEMs. We are in high volume production of PA modules and expect continued growth in this product line throughout the year. We are also expanding our customer base for flash storage cards used in a range of applications including MP3, digital cameras and cell phones. We believe that System-in-Package revenues could exceed $75 million in 2001.

- Our joint venture with Toshiba is going very well, notwithstanding present market conditions. We are making excellent progress integrating the Iwate operation into Amkor's systems. More important, there is an excellent management team in place. We believe the joint venture will pay significant dividends in positioning Amkor for additional outsourcing opportunities in Japan.

- We continue to make progress enhancing our industry-leading capabilities in Strip Test. During the quarter several new customers qualified the process. First quarter volumes averaged 20 million unit per month.

- We are moving forward building out our new facility in Shanghai, primarily with underutilized equipment from our factories in Korea and the Philippines. The China market for wireless communications and PCs is relatively vibrant. We have strong interest from several customers and expect this factory to move from qualification to production in the second half of 2001.

- Our proposed acquisitions in Taiwan should close by mid-year, which will allow us to more actively participate in the growing Taiwanese market.

- We are optimizing the use of our manufacturing assets by placing underutilized assembly and test equipment in our Japan and China factories. We may also do the same in Taiwan after those transactions are completed.

BUSINESS OUTLOOK

At the present time there is uncertainty as to when excess inventory throughout the supply chain will be absorbed, and when end market demand will rebound. Economic conditions are affecting customer forecasts and continue to impair our visibility into 2001. The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not reflect the impact of any mergers, acquisitions or other business combinations that may take place during the year.

- Our best estimate is that second quarter assembly and test revenue will be below the first quarter by 15% to 20%.

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-    We expect second quarter wafer fab revenue to be flat with the first quarter. Capacity utilization at Anam's fab is approximately 40%. We remain committed to restructuring our ownership interest in Anam and continue to explore opportunities.

- Current market weakness increases the likelihood of higher than normal price erosion in the second quarter. We believe assembly quarterly ASP declines will be around 4% to 6% for Q2 of 2001, subject to product mix.

- Our gross margin for the second quarter of 2001 is expected to be in the range of 6% to 10%, primarily due to lower revenue.

- For the second quarter of 2001, operating expenses should decrease, subject to one-time charges we may incur in connection with cost reduction programs. As a percentage of revenue, second quarter operating expenses are expected to be in the 15% range.

- The tax rate for the second quarter and full year 2001 is expected to be in the range of 11%.

- Depreciation is expected to be approximately $86 million in the second quarter. Amortization of goodwill and acquired intangibles is expected to be approximately $31 million in the second quarter of 2001.

- We are trimming our capital expenditure budget to approximately $175 million for all of 2001, compared with $480 million in 2000. These expenditures will be used primarily to support the development of our flip chip, System-in-Package, strip test and high-end BGA capabilities. We will monitor industry conditions closely and will revise these plans as conditions warrant.

Amkor will be holding a conference call on April 26 at 5:00 p.m. eastern time to discuss the results of the first quarter in more detail. Participants can access the call at 415-228-4729. The call will also be webcast through our web site, http://www.amkor.com.

Amkor is the world's largest provider of contract microelectronics assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep sub-micron wafer fabrication; wafer probe, wafer mapping, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.


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The statements by James Kim, John Boruch and Ken Joyce, and the above statements contained in our Business Outlook, are forward-looking statements that involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical results include, but are not limited to: dependence on the highly cyclical nature the semiconductor industry; competitive pricing and declines in average selling prices; dependence on our relationship with ASI for all of our wafer fabrication output; reliance on a small group of principal customers; timing and volume of orders relative to the production capacity; availability of manufacturing capacity and fluctuations in manufacturing yields; availability of financing; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and the results of ASI through the equity method of accounting.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for the fiscal year ended December 31, 2000.


Contact:    Jeffrey Luth (Investors)            Ken Jensen (Media)
            610-431-9600 ext. 5613              480-821-2408  Ext. 5130
            jluth@amkor.com                     kjens@amkor.com

                               (tables to follow)

                      AMKOR TECHNOLOGY, INC.
                CONSOLIDATED STATEMENTS OF INCOME
              (in thousands, except per share data)


                                                                      For the Three Months
                                                                         Ended March 31
                                                                           (unaudited)
                                                                      ----------------------------
                                                                          2001             2000
                                                                      ------------      ----------
Net revenues
   Assembly and Test                                                   $ 439,413         $468,935
   Wafer fab                                                               41,210          85,876
                                                                      ------------      ----------
        Total                                                             480,623         554,811

Cost of revenues - including purchases from ASI                           398,838         439,780
                                                                      ------------      ----------

Gross profit                                                               81,785         115,031
                                                                      ------------      ----------

Operating expenses:
Selling, general and administrative                                        53,994          41,897
Amortization of goodwill & other acquired intangibles                      21,912           6,362
Research and development                                                   10,502           3,371
                                                                      ------------      ----------
Total operating expenses                                                   86,408          51,630
                                                                      ------------      ----------
Operating income (loss)                                                    (4,623)         63,401
                                                                      ------------      ----------

Other (income) expense:
Interest expense, net                                                      44,795          15,429
Foreign currency loss (gain)                                               (1,310)            836
Other expense(income), net                                                    168           2,360
                                                                      ------------      ----------
Total other expense                                                        43,653          18,625
                                                                      ------------      ----------

Income (loss) before income taxes and equity in income of investees       (48,276)         44,776
Provision (benefit) for income taxes                                       (5,310)          8,956
Equity in income (loss) of investees                                      (26,248)          1,336
                                                                      ------------      ----------
Net income (loss)                                                       $ (69,214)       $ 37,156
                                                                      ============      ==========

Per Share Data:
Basic net income (loss) per common share                                  $ (0.45)         $ 0.28
                                                                      ============      ==========

Diluted net income (loss) per common share                                $ (0.45)         $ 0.27
                                                                      ============      ==========

Shares used in computing basic net income (loss) per common share         152,185         130,872
                                                                      ============      ==========

Shares used in computing diluted net income (loss) per common share       152,185         138,538
                                                                      ============      ==========

                             AMKOR TECHNOLOGY, INC.
            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME EXCLUDING
       AMORTIZATION OF GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLES
                AND THE WRITE-OFF OF DEFERRED DEBT ISSUANCE COSTS
                      (in thousands, except per share data)

                                                                                        For the Three Months
                                                                                           Ended March 31
                                                                                            (unaudited)
                                                                                 ---------------------------------
                                                                                   2001                     2000
                                                                                 ---------               ---------
Net revenues
   Assembly and Test                                                             $ 439,413               $ 468,935
   Wafer fab                                                                        41,210                  85,876
                                                                                 ---------               ---------
        Total                                                                      480,623                 554,811

Cost of revenues-including purchases from ASI                                      398,838                 439,780
                                                                                 ---------               ---------

Gross profit                                                                        81,785                 115,031
                                                                                 ---------               ---------

Operating expenses:
     Selling, general and administrative                                            53,994                  41,897
     Research and development                                                       10,502                   3,371
                                                                                 ---------               ---------
          Total operating expenses                                                  64,496                  45,268
                                                                                 ---------               ---------
Operating income                                                                    17,289                  69,763
                                                                                 ---------               ---------

Other (income) expense:
     Interest expense, net                                                          37,669                  15,429
     Foreign currency loss (gain)                                                   (1,310)                    836
     Other expense (income), net                                                       168                   2,360
                                                                                 ---------               ---------
          Total other expense                                                       36,527                  18,625
                                                                                 ---------               ---------

Income (loss) before income taxes and equity in income of investees                (19,238)                 51,138
Provision (benefit) for income taxes                                                (5,310)                  8,956
Equity in income (loss) of investees                                               (17,385)                  4,936
                                                                                 ---------               ---------
Net income (loss)                                                                $ (31,313)              $  47,118
                                                                                 =========               =========

Per Share Data:
Basic net income (loss) per common share                                         $   (0.21)              $    0.36
                                                                                 =========               =========

Diluted net income (loss) per common share                                       $   (0.21)              $    0.34
                                                                                 =========               =========

Shares used in computing basic net income (loss) per common share                  152,185                 130,872
                                                                                 =========               =========

Shares used in computing diluted net income (loss) per common share                152,185                 138,538
                                                                                 =========               =========

The above supplemental consolidated statements of income exclude the effects of the following:

     During the three months ended March 31, 2001, the write off of $7.1 million of deferred debt issuance costs related to loan repayments funded by a portion of the proceeds received in connection with the issuance of $500 million of senior notes was excluded from Interest expense, net.

     During the three months ended March 31, 2001, the amortization of goodwill and other acquired intangibles excluded from Operating expenses was $21.9 million.

     During the three months ended March 31, 2000, the amortization of goodwill excluded from Operating expenses was $6.4 million.

     During the three months ended March 31, 2001, the amortization of the difference between the cost of our equity investments and our share of the underlying net assets of ASI excluded from equity in income (loss) of investees was $8.9 million.

     During the three months ended March 31, 2000, the amortization of the difference between the cost of our equity investments and our share of the underlying net assets of ASI excluded from equity in income (loss) of investees was $3.6 million.

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                              March 31,                December 31,
                                                                                                2001                      2000
                                                                                             (unaudited)               (unaudited)
                                                                                             -----------               -----------
Assets
Current assets:
         Cash and cash equivalents                                                           $   207,601               $    93,517
         Accounts receivable--
             Trade, net of allowance for doubtful accounts of $2,225 and $2,426                  270,335                   301,915
             Due from affiliates                                                                   2,842                     1,634
             Other                                                                                 8,461                     6,465
         Inventories                                                                             101,325                   108,613
         Other current assets                                                                     45,964                    36,873
                                                                                             -----------               -----------
                        Total current assets                                                     636,528                   549,017
                                                                                             -----------               -----------
Property, plant and equipment, net                                                             1,500,488                 1,478,510
                                                                                             -----------               -----------
Investments                                                                                      475,263                   501,254
                                                                                             -----------               -----------
Other assets:
         Due from affiliates                                                                      25,150                    25,013
         Goodwill and acquired intangibles                                                       762,531                   737,593
         Other                                                                                   109,282                   101,897
                                                                                             -----------               -----------
                        Total other assets                                                       896,963                   864,503
                                                                                             -----------               -----------
                        Total assets                                                         $ 3,509,242               $ 3,393,284
                                                                                             ===========               ===========

Liabilities and Stockholders' Equity
Current liabilities:
         Bank overdraft                                                                      $    18,844               $    25,731
         Short-term borrowings and current portion of long-term debt                              33,851                    73,586
         Trade accounts payable                                                                  127,639                   133,047
         Due to affiliates                                                                         6,640                    32,534
         Accrued expenses                                                                        137,217                   129,301
         Accrued income taxes                                                                     49,451                    52,232
                                                                                             -----------               -----------
                        Total current liabilities                                                373,642                   446,431
Long-term debt                                                                                 1,804,175                 1,585,536
Other noncurrent liabilities                                                                      85,167                    46,483
                                                                                             -----------               -----------
                        Total liabilities                                                      2,262,984                 2,078,450
                                                                                             -----------               -----------

Commitments and contingencies

Stockholders' equity:
         Common stock                                                                                153                       152
         Additional paid-in capital                                                              976,115                   975,026
         Retained earnings                                                                       274,672                   343,886
         Receivable from stockholder                                                              (3,276)                   (3,276)
         Accumulated other comprehensive income                                                   (1,406)                     (954)
                                                                                             -----------               -----------
                        Total stockholders' equity                                             1,246,258                 1,314,834
                                                                                             -----------               -----------
                        Total liabilities and stockholders' equity                           $ 3,509,242               $ 3,393,284
                                                                                             ===========               ===========